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FOR IMMEDIATE RELEASE:

CONTACT:                   JAMES R. DELLOMO, CFO
                           212 886 2302

New York, NY. September 17, 1998 - Byron Preiss Multimedia Company, Inc. (NASDAQ: CDRM) today announced that in a special meeting of the Board of Directors Byron Preiss was appointed Chairman of the Board. Roger F. Cooper and Matthew Shapiro simultaneously resigned as directors. The Board also appointed Edward Fitzpatrick, an investment banker with London-based Vengua Capital Markets and Mark Palestine, a shareholder in the Company, to the Board of Directors. Simultaneously, James
R. Dellomo, the Company's Chief Financial Officer was named Acting CEO and President.

         "I am pleased to be able to focus on strategic planning and potential mergers and acquisitions for the Company," stated Preiss, "having negotiated the successful acquisitions of Dolphin, Inc. and Multi Dimensional Communications Inc. for the Company as well as the asset purchase of HighText Interactive's Crash Course product line. We look forward to the exploitation of Crash Course in our next Orange Cherry and New Media Schoolhouse catalogs."

         The Company, based in New York, specializes in the development and marketing of educational software in direct marketing catalogs and on the internet at www.newmediaschoolhouse.com. Its Dolphin division produces

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educational software for leading textbook and academic publishers. The Company also publishes books under agreements with Simon & Schuster and Penguin
Putnam. Its forthcoming book The Ultimate Universe was recently selected to be a main selection of the Astronomy Book Club. The Company's website is www.byronpreiss.com. In 1995 Viacom International Holdings, a division of Viacom, AMEX:VIA, acquired 20% of the Company.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS. THERE CAN BE NO ASSURANCE THAT SAID STATEMENTS SHALL BE REALIZED.

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